EXHIBIT 99.1
N E W S    R E L E A S E
TVA Names Preston Swafford to Succeed Joe Bynum in Fossil Program
TVA announced today the appointment of Preston Swafford, who has more than 23 years of utility experience, to succeed Joseph Bynum, who is retiring as executive vice president of TVA’s Fossil Power Group.
Bynum, who has led the Fossil Power Group since 1998, has announced plans to retire at the end of the year. Swafford joined TVA in 2006 from Exelon Corp. and currently serves as TVA’s senior vice president for Nuclear Support. He will work with Bynum for the next few months to assist with the transition.
“TVA owes a great debt of gratitude to Joe Bynum for his leadership of TVA’s fossil fleet for almost 10 years,” says TVA President and CEO Tom Kilgore. “TVA’s fossil plants produce more than 60 percent of our power generation, and they are very important to our reliability, delivered cost of power and environmental performance. Last year, several fossil units set generation records, and the fossil system produced its second-highest amount of power in TVA history.”
Bynum first joined TVA in 1972 and has served in several capacities in TVA’s fossil and nuclear operations, including helping with the startup of Browns Ferry and Sequoyah nuclear plants. He left TVA in 1982 to join Arizona Public Service as plant manager of the Palo Verde Nuclear Generating Station. He returned to TVA in 1987.
“Joe’s knowledge of each plant and the people at each plant is always impressive,” Kilgore said. “We wish him the best.”
Swafford has held key roles in TVA’s nuclear operations, filling in as TVA’s chief nuclear officer earlier this spring and temporarily overseeing Sequoyah and Watts Bar nuclear plants in 2006. His responsibilities in TVA Nuclear Support include directing engineering and technical services, nuclear assurance and licensing, emergency services, project management, outage and scheduling, business services, process methods, nuclear security and other areas.
“Preston has the leadership ability and expertise to ensure that we continue providing reliable, affordable power for our customers,” Kilgore said. “I appreciate his willingness to take on this new role.”
Before joining TVA, Swafford was with Exelon for more than 10 years, most recently as senior vice president of Exelon Energy Delivery, responsible for all aspects of technical services. He previously served as Exelon’s senior vice president of Energy Delivery Operations, directing daily operations for the transmission and distribution system of Exelon subsidiaries PECO and ComEd. Swafford also served as vice president of Exelon Power, overseeing 19 hydro and pumped-storage units and nine fossil sites.
He holds a Bachelor of Science degree in chemistry from Truman State University and a master’s degree in nuclear engineering from the University of Missouri. He is certified as a senior reactor operator.

TVA is the nation’s largest public power provider and is completely self-financing. TVA provides power to large industries and 158 power distributors that serve approximately 8.7 million consumers in seven southeastern states. TVA also manages the Tennessee River and its tributaries to provide multiple benefits, including flood damage reduction, navigation, water quality and recreation.
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Media Contact:	John Moulton, Knoxville, (865) 632-8048
TVA News Bureau, Knoxville, (865) 632-6000
www.tva.com/newsroom
(Distributed: June 11, 2007)